Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

The Bank of New York Mellon Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: The Board of Directors of said corporation duly adopted a resolution setting forth and declaring advisable the amendment of Article TENTH of the restated certificate of incorporation of said corporation so that, as amended, said Article TENTH shall read as follows:

“TENTH: Any action required or permitted to be taken by the holders of Common Stock of the Corporation at a meeting of stockholders may be taken by such stockholders without a meeting, without notice and without a vote only in accordance with the provisions of this Article TENTH and applicable law.

a.    Request for Record Date. The record date for determining such stockholders entitled to consent to corporate action in writing without a meeting shall be as fixed by the Board of Directors or as otherwise established under this Article TENTH. Any holder of Common Stock of the Corporation seeking to have such stockholders authorize or take corporate action by written consent without a meeting shall, by written notice addressed to the Secretary of the Corporation, delivered to the Corporation and signed by holders of record at the time such notice is delivered holding shares representing an aggregate “net long position” (as defined below) of at least twenty percent (20%) of the outstanding shares of Common Stock of the Corporation, request that a record date be fixed for such purpose. The written notice must contain the information set forth in paragraph (b) of this Article TENTH. Following delivery of the notice, the Board of Directors shall, by the later of (i) 20 days after delivery of a valid request to set a record date and (ii) 5 days after delivery of any information required by the Corporation to determine the validity of the request for a record date or to determine whether the action to which the request relates may be effected by written consent under paragraph (c) of the Article TENTH, determine the validity of the request and whether the request relates to an action that may be taken by written consent and, if appropriate, adopt a resolution fixing the record date for such purpose. The record date for such purpose shall be no more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board of Directors and shall not precede the date such resolution is adopted. If a notice complying with the second and third sentences of this paragraph (a) has been duly delivered to the Secretary of the Corporation but no record date has been fixed by the Board of Directors by the date required by the preceding sentence, the record date shall be the first date on which a signed written consent relating to the action taken or proposed to be taken by written consent is delivered to the Corporation in the matter described in paragraph (f) of this Article TENTH; provided that, if prior action by the Board of Directors is required under the provisions of Delaware law, the record date shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action. For purposes of this Article TENTH, a stockholder’s “net long position” shall be determined in accordance with the definition set forth in Rule 14e-4 under the Securities Exchange Act of 1934, as amended; provided that (i) for purposes of such definition, “the date that a tender offer is first publicly announced or otherwise made known by the bidder to holders of the security to be acquired” shall be the date on which the written notice described in this Article TENTH is received by the Corporation and the “highest tender offer price or stated amount of the consideration offered for the subject security” shall refer to the closing price of a share of common stock of the Corporation on the New York Stock Exchange (or any successor thereto) on such date, and (B) to the extent not covered by such definition, the “net long position” shall be reduced by the number of shares of Common Stock of the Corporation that such requesting stockholder does not, or will not, have the right to vote (or to direct the voting of) on the effective date, if any, of the relevant written consent as determined in accordance with this Article TENTH or as to which such requesting stockholder has entered into a derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of (including the opportunity for profit and risk of loss on) such shares.

b.    Notice Requirements. The written notice required by paragraph (a) of this Article TENTH must describe the action proposed to be taken by written consent of stockholders and must contain (i) such information and representations, to the extent applicable, then required by the Corporation’s By-Laws if such stockholders were intending to take such action at a meeting of stockholders, (ii) the text of the proposed action to be taken (including the text of any resolutions to be adopted by written consent of stockholders and the language of any proposed amendment to the By-Laws of the Corporation) and (iii) the calculation, and supporting evidence, of such holders’ net long position, including the number of shares held of record and disclosure of any short positions, hedges, voting or other arrangements that impact the calculation of such net long position. The Corporation may require the stockholder(s) submitting such notice to furnish such other information as may be requested by the Corporation to determine whether the request relates to an action that may be effected by written consent under paragraph (c) of this Article TENTH.

c.    Actions Which May Be Taken by Written Consent. Stockholders are not entitled to act by written consent if (i) the action relates to an item of business that is not a proper subject for stockholder action under applicable law, (ii) the request for a record date for such action is delivered to the Corporation during the period commencing 90 days prior to the first anniversary of the date of the notice of annual meeting for the immediately preceding annual meeting and ending on the earlier of (x) the date of the next annual meeting and (y) 30 calendar days after the first anniversary of the date of the immediately preceding annual meeting, (iii) an identical or substantially similar item (as determined in good faith by the Board, a “Similar Item”), other than the election or removal of directors, was presented at a meeting of stockholders held not more than 12 months before the request for a record date for such action is delivered to the Corporation, (iv) a Similar Item consisting of the election or removal of directors was presented at a meeting of stockholders held not more than 90 days before the request for a record date was delivered to the Corporation (and, for purposes of this clause, the election or removal of directors shall be deemed a “Similar Item” with respect to all items of business involving the election or removal of directors), (v) a Similar Item is included in the Corporation’s notice as an item of business to be brought before a stockholders meeting that has been called by the time the request for a record date is delivered to the Corporation but not yet held, (vi) such record date request was made in a manner that involved a violation of Regulation 14A under the Securities Exchange Act of 1934 or other applicable law, or (vii) sufficient written consents are not delivered to the Corporation prior to the first anniversary of the date of the notice of annual meeting for the immediately preceding annual meeting.

d.    Manner of Consent Solicitation. In addition to the other requirements set forth in this Article TENTH and by applicable law, holders of Common Stock of the Corporation may take action by written consent only if the stockholder or group of stockholders seeking to take action by written consent of stockholders uses best efforts to solicit consents from all holders of capital stock of the Corporation entitled to vote on the matter and in accordance with applicable law.

e.    Date of Consent. No written consent purporting to take or authorize the taking of corporate action (each such written consent is referred to in this paragraph and in paragraph (f) as a “Consent”) shall be effective to take the corporate action referred to therein unless Consents signed by a sufficient number of stockholders to take such action are delivered to the Corporation in the manner required by paragraph (f) of this Article TENTH within 60 days of the first date on which a Consent is so delivered to the Corporation.

f.    Delivery of Consents. No Consents may be delivered to the Corporation or its registered office in the State of Delaware until 60 days after the delivery of a valid request to set a record date. Consents must be delivered to the Corporation by delivery to its registered office in the State of Delaware or its principal place of business. Delivery must be made by hand or by certified or registered mail, return receipt requested. In the event of the delivery to the Corporation of Consents, the Secretary of the Corporation, or such other officer of the Corporation as the Board of Directors may designate, shall provide for the safe-keeping of such Consents and any related revocations and shall promptly conduct such ministerial review of the sufficiency of all Consents and any related revocations and of the validity of the action to be taken by written consent as the Secretary of the Corporation, or such other officer of the Corporation as the Board of Directors may designate, as the case may be, deems necessary or appropriate, including, without limitation, whether the stockholders of a number of shares having the requisite voting power to authorize or take the action specified in Consents have given consent; provided, however, that if the action to which the Consents relate is the election or removal of one or more members of the Board of Directors, the Secretary of the Corporation, or such other officer of the Corporation as the Board of Directors may designate, as the case may be, shall promptly designate two persons, who shall not be members of the Board of Directors, to serve as inspectors (“Inspectors”) with respect to such Consent, and such Inspectors shall discharge the functions of the Secretary of the Corporation, or such other officer of the Corporation as the Board of Directors may designate, as the case may be, under this Article TENTH. If, after such investigation, the Secretary of the Corporation, such other officer of the Corporation as the Board of Directors may designate or the Inspectors, as the case may be, shall determine that the action purported to have been taken is duly authorized by the Consents, that fact shall be certified on the records of the Corporation kept for the purpose of recording the proceedings of meetings of stockholders and the Consents shall be filed in such records. In conducting the investigation required by this section, the Secretary of the Corporation, such other officer of the Corporation as the Board of Directors may designate or the Inspectors, as the case may be, may, at the expense of the Corporation, retain special legal counsel and any other necessary or appropriate professional advisors as such person or persons may deem necessary or appropriate and, to the fullest extent permitted by law, shall be fully protected in relying in good faith upon the opinion of such counsel or advisors.

g.    Effectiveness of Consent. Notwithstanding anything in this Certificate to the contrary, no action may be taken by written consent of the holders of Common Stock of the Corporation except in accordance with this Article TENTH. If the Board of Directors shall determine that any request to fix a record date or to take stockholder action by written consent was not properly made in accordance with, or relates to an action that may not be effected by written consent pursuant to, this Article TENTH, or the stockholder or stockholders seeking to take such action do not otherwise comply with this Article TENTH, then the Board of Directors shall not be required to fix a record date and any such purported action by written consent shall be null and void to the fullest extent permitted by applicable law. No action by written consent without a meeting shall be effective until such date as the Secretary of the Corporation, such other officer of the Corporation as the Board of Directors may designate, or the Inspectors, as applicable, certify to the Corporation that the Consents delivered to the Corporation in accordance with paragraph (f) of this Article TENTH, represent at least the minimum number of votes that would be necessary to take the corporate action at a meeting at which all shares entitled to vote thereon were present and voted, in accordance with Delaware law and this Certificate of Incorporation; provided, that prompt notice of the taking of the corporate action shall be given to those holders of capital stock of the Corporation who have not consented in writing to such action.

h.    Challenge to Validity of Consent. Nothing contained in this Article TENTH shall in any way be construed to suggest or imply that the Board of Directors of the Corporation or any stockholder shall not be entitled to contest the validity of any Consent or related revocations, whether before or after such certification by the Secretary of the Corporation, such other officer of the Corporation as the Board of Directors may designate or the Inspectors, as the case may be, or to prosecute or defend any litigation with respect thereto.

i.    Board-solicited Stockholder Action by Written Consent. Notwithstanding anything to the contrary set forth above, (x) none of the foregoing provisions of this Article TENTH shall apply to any solicitation of stockholder action by written consent by or at the direction of the Board of Directors and (y) the Board of Directors shall be entitled to solicit stockholder action by written consent in accordance with applicable law.”

SECOND. The foregoing amendment has been duly adopted by the favorable vote of the holders of a majority of the outstanding stock entitled to vote thereon in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, The Bank of New York Mellon Corporation has caused this certificate to be signed by Kathleen B. McCabe, its Assistant Secretary, on the 9th day of April, 2019.

The Bank of New York Mellon Corporation

By	/s/ Kathleen B. McCabe
Kathleen B. McCabe